EXHIBIT 21.1

SUBSIDIARIES

OF

ZOMAX INCORPORATED

Company	State or Place of Organization
Zomax Canada Company	Nova Scotia
Primary Marketing Group Limited	Ireland
Zomax Limited*	Ireland
Zomax U.S., Inc.	Delaware
Zomax International, Inc.	Delaware
Zomax Netherlands, Inc.	Delaware

*Subsidiary of Primary Marketing Group Limited